Table of Contents
Exhibit 10.1

     March 21, 2013

Mr. Ronald Casciano
[ ***]
[ ***]

Dear Ron;

On behalf of the Board of Directors of PAR Technology Corporation ("PAR"), I  am pleased to offer you a promotion to the position of President and Chief Executive Officer of PAR.  Upon execution by you, this letter will constitute the offer from PAR regarding your position beginning March 25, 2013, the date at which your promotion will be effective (the "Start Date").  This offer and your employment relationship are subject to the terms and conditions of this letter set forth below.

Position
Commensurate with this assignment, you will have the title of President and Chief Executive Officer of PAR, reporting to the Board of Directors (the "Board").   As soon as practicable, you will be appointed to the Board of Directors.

Annual Base Salary
You will be compensated at an annualized salary of $350,000 ("Annual Base Salary"), subject to applicable payroll deductions and such federal, state and local taxes and other withholdings as are required by law.  The Annual Base Salary shall be paid in accordance with PAR's standard payroll practices in effect from time to time.

Annual Cash Bonus
You will be eligible to receive an "Annual Cash Bonus" in accordance with the terms of PAR's Incentive Compensation Plan ("ICP"). Your annual participation in the 2013 ICP will be up to 32.5% of your Annual Base Salary and shall be based upon performance against financial targets associated with the Annual Operating Plan ("AOP") and specific business objectives determined by the Board of Directors on an annual basis. After 2013, your ICP target will be 65% of your Annual Base Salary.    Your Cash bonus calculation for January 1, 2013 through March 24, 2013 will be based on your previous rate which is 25% of Annual Base Salary.  The new Annual Cash Bonus target of 32.5% will be applied from March 25, 2013 through December 31, 2013.

R. Casciano, page 2

Transition Bonus
PAR will provide a one time cash bonus of $30,000 paid to you no later than 30 days from your Start Date in consideration for your leadership and additional contributions during a time of transition in the company.

Annual Long Term Incentive Plan
The Board is committed to maintaining an equity-based long term incentive ("LTI") program under the PAR Technology Corporation 2005 Equity Incentive Plan.  The LTI is designed to provide to senior management equity-based incentives tied to long term financial performance goals.  You will be eligible for an LTI grant in 2013 that will be comprised of 30,000 performance shares and 15,000 stock options.  These shares will be granted when long term goals and other plan details are finalized.  Full information on this plan will be provided to you under separate cover.  The stock options will vest 25% per year on the anniversary of the grant date.  Should you leave PAR before the performance period ends, a pro-rata portion of the performance shares will be retained by you.  These will vest and payout according to the schedule and the terms of the plan.

Special One-Time Grant Under Long Term Incentive Plan
During 2013, you will be granted 40,000 performance shares as part of a one-time grant under the LTI program and the PAR Technology 2005 Equity Incentive Plan. These shares will be granted when long term goals and other plan details are finalized and shall vest and payout in accordance with the terms, conditions, schedule, goals and objectives of such Plan.  Full information on this plan will be provided to you under separate cover.  Should your employment terminate for any reason other than for cause, a pro-rata portion of the performance shares will be retained by you.  These will vest and payout according to the schedule and the terms of the plan.

Severance
If your employment is terminated before the one year anniversary of the Start Date by PAR for any reason other than for Cause, PAR shall be obligated to pay you only your accrued and unpaid Annual Base Salary as of the date of termination,  and other accrued benefits, if any, and severance equal to your then current Base Salary through your first year anniversary date, and 2) a pro-rated portion of any current year Incentive Compensation Plan scored according to the ICP plan and due you in the following calendar year.

Benefits
You will continue to participate in all employee benefit plans in effect for PAR employees generally as well as other benefits offered to you as a PAR senior executive. Your participation shall be subject to the terms of the applicable plan documents, as well as generally applicable policies associated with such benefits, as such plan documents and policies may be amended from time to time.

R. Casciano, page 3

If you accept the position, your employment with Company will continue to be "at-will."  This means your employment is not for any specific period of time and can be terminated by you at any time for any reason.  Likewise, Company may terminate the employment relationship at any time, with or without cause or advance notice.  In addition, Company reserves the right to modify your position or duties to meet business needs and to use discretion in deciding on appropriate discipline.  Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Board of Directors.

To indicate your acceptance of the terms and conditions set forth in this document, please sign and date this letter in the space provided below and return it to me no later than three days from the date of this letter.

We hope your assignment will prove mutually rewarding, and we look forward to working with you in this new role.

Sincerely,

Mr. Sangwoo Ahn
Chairman of the Board
PAR Technology Corporation

I have read this letter in its entirety and agree to the terms and conditions of employment.  I understand and agree that my employment with the Company is at-will.

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R. Casciano                                                                                   Date